Nicor Inc.
                                                        Form 10-K
                                                        Exhibit 10.32

             Supplemental Retirement Benefit Agreement

THIS AGREEMENT, dated as of this 1st day of January, 2001, (the
"Effective Date"), by and between NICOR Inc., an Illinois corporation, (the "Company"), and Russ M. Strobel (the
"Executive"),

                                 WITNESSETH THAT

WHEREAS, in consideration of services to be performed by the Executive for the Company, the Company and the Executive wish to enter into this Agreement relating to supplemental benefits to be provided to the Executive by the Company;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Executive as follows:

1. Retirement Income. Subject to the following provisions of this Agreement, the Executive shall be entitled to an annual Retirement Benefit of $50,000 multiplied by the Vesting Percentage at the date payment commences. Payments shall commence on the first day of the month next following the later of the Executive's sixtieth birthday or Termination Date and shall be payable for the Executive's life.

2.    Vesting Percentage.  The Vesting Percentage shall be
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   determined from the following schedule:

            Completed Years of      Vested
            Continuous Service      Percentage
             Less than three
                  years             Null
             Three years            50 percent
                Four years          75 percent
            Five or more years      100 percent

   Continuous Service shall commence on the Executive's date of hire by the Company.

3. Default Form of Payment. Unless otherwise elected as provided in paragraph
   (6), the Retirement Benefit shall be paid as an Actuarially Equivalent Single Lump Sum. The Actuarial Equivalent Single Lump Sum shall be determined and paid as soon as administratively feasible following the Termination Date, and no further benefits will be provided under this Agreement.

4.    Termination Date.  The Executive's "Termination Date" is the
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   date on which his employment with the Company terminates for any reason.

5. Actuarially Equivalent Single Lump Sum. The "Actuarially Equivalent Single Lump Sum" shall be determined (i) as the actuarial equivalent of a single life annuity equal to the Retirement Benefit, assuming payments would commence on the first day of the month immediately following the later of the Executive's sixtieth birthday or the Executive's Termination Date and would be payable for the Executive's life. The Actuarially Equivalent Single Lump Sum shall be determined as of the first day of the month following the Termination Date using the lump sum factors under the Nicor Gas Retirement Plan (the "Retirement Plan").

6. Optional Payment Forms. Notwithstanding the provisions of paragraph (3), the Executive may elect payment of his Retirement Benefit in any form of payment available under the Retirement Plan; provided, however, that any such election or revocation of any such election shall be effective only to the extent that it is made at least one year prior to the Termination Date. The amount of the Optional Payment Form shall be the actuarial equivalent of the Retirement Benefit, determined by applying the factors in use by the Retirement Plan at the Termination Date.

7. Change of Control. If the Company becomes obligated to provide benefits under
   Section 5.1 of the Change-in-Control Agreement between the Company and the Executive dated December 20, 2000 (the "Change-in-Control Agreement"), as the result of termination of employment by the Executive for Good Reason or by the Company and Nicor Gas, as applicable, other than for Cause or Permanent Disability (as these terms are defined in the Change-in-Control Agreement), then the Severance Period defined under the Change-in-Control Agreement shall be taken into account for purposes of determining the Vesting Percentage under this agreement. The Retirement Benefit shall not otherwise be modified by benefits provided under Section 5.1 of the Change-in-Control Agreement, or the Severance Period under the Change-in-Control Agreement, notwithstanding
   Section 5.1.6 of the Change-in-Control Agreement.

8. Permanent Disability. If the Executive's employment terminates as the result of Permanent Disability as defined in the Change-in-Control Agreement, the Permanent Disability Effective Date as defined in the Change-of-Control Agreement shall be the Termination Date for all purposes under this agreement, including determination of the Vesting Percentage.

9.    Death.  If the Termination Date occurs as the result of
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   death while employed by the Company, no benefits shall be
   payable under this Agreement.

10.   Cause.  If Termination Date occurs "for cause," as defined
      ------
   in the Change-in-Control Agreement, while employed by the Company, no benefits shall be payable under this Agreement.

11. Inclusion in Nicor Gas Supplementary Retirement Plan (the "SRET"). The Executive shall be a Limited Participant in the SRET. The Benefits payable under this Agreement shall be paid from the SRET. The benefits payable to the Executive under the SRET shall be determined solely in accordance with, and in all respects subject to and paid in accordance with, this Agreement.

12. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the heirs, executors and legal representatives of the Executive and the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

13.   Benefit May Not Be Assigned or Alienated.  The benefit
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   payable to any person under this Agreement may not be
   voluntarily or involuntarily assigned or alienated.

14.   Applicable Laws.  This Agreement shall be interpreted and
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   administered in accordance with the laws of the State of
   Illinois, without regard to its choice of law principles.

15. Entire Agreement and Amendment. This Agreement constitutes the entire Agreement between the Executive and the Company with respect to supplemental retirement benefits, and supersedes all prior agreements, verbal and written, that may have been made by the parties hereto. This Agreement may be amended or cancelled by mutual agreement of the parties hereto in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

16. Severability. If any one or more paragraphs or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any paragraph or other portion not so declared to be unlawful or invalid. Any paragraph or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such paragraph or other portion to the fullest extent possible while remaining lawful and valid.

17. Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by a nationally-recognized commercial delivery service, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                              If to the Executive:

                     Russ M. Strobel
                     44 Woodley Road
                     Winnetka, IL 60093

                               If to the Company:

                     Nicor Inc.
                     1844 Ferry Road
                     Naperville, IL 60563-9600
                     Attn: Claudia J.Colalillo

18.   Counterparts.  This Agreement may be executed in two or more
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   counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

19.   Captions.  The captions of this Agreement are not a part of
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   the provisions hereof and shall have no force or effect.

20.   Tax Withholding.  The Company may withhold from any amounts
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   payable under this Agreement any federal, state, or local taxes that are required to be withheld pursuant to any applicable law or regulation.

21.   No Waiver.  A waiver of any provision of this Agreement
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   shall not be deemed a waiver of any other provision, and any waiver of any default as to any such provision shall not be deemed a waiver of any later default as to that or any other provision.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.



                                    ----------------------------
                                    Russ M. Strobel



                                    Nicor Inc.



                                    By:_________________________
                                           Chairman, President and CEO